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Exhibit (n)(1)

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Ares Capital Corporation:

        We consent to the use of our report dated February 25, 2008, with respect to the consolidated financial statements of Ares Capital Corporation, and incorporation by reference to our report dated March 13, 2008 on the senior securities table of Ares Capital Corporation, and to the references to our firm under the headings "Selected Financial and Other Data" and "Independent Registered Public Accounting Firm" in the registration statement.

/s/ KPMG LLP

Los Angeles, California
March 20, 2008

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  Exhibit (n)(1)
Consent of Independent Registered Public Accounting Firm